Exhibit 99.1

NEWS RELEASE

CONTACT ERIC GRAAP
(540) 349-0212 or
eric.graap@fauquierbank.com

Fauquier Bankshares Announces 2010 Earnings

•	Net income growth of 7.3% for year: $3.7 million versus $3.4 million for 2009
•	Net income growth of 6.8% for fourth quarter: $870,000 versus $815,000 in 2009
•	Net interest income increased 4.4% during 2010 versus 2009
•	Total deposit growth of $54.1 million or 11.6% for the year

WARRENTON, VA, February 1, 2011 -- Fauquier Bankshares, Inc. (Nasdaq: FBSS) today reported net income of $870,000 for the quarter ended December 31, 2010 as compared with $815,000 for the same quarter in 2009, representing an increase of 6.8%.  Earnings per share were $0.24 on a diluted basis for the quarter ended December 31, 2010, as compared with $0.23 per diluted share for the same quarter in 2009.

For the year ended December 31, 2010, net income was $3.7 million or $1.01 per diluted share, compared with $3.4 million, or $0.95 per diluted share for 2009, an increase of 7.3%. The increase in net income for 2010 versus 2009 was due primarily to an increase of 4.4% in net interest income and a 7.4% increase in noninterest income, net of security gains and losses.  Included in security gains and losses were impairment losses of $1.4 million related to pooled trust preferred securities held in the company’s investment portfolio and $541,000 gain on sale of securities. The net interest margin for 2010 was 4.14% compared with 4.30% for 2009.

Total deposits were $520.1 million at December 31, 2010 compared with $466.0 million for the same date in 2009, an increase of 11.6%.  Loan growth, net of allowance for loan losses, remained relatively flat at $460.4 million at December 31, 2010 compared to $462.8 at December 31, 2009.

Randy K. Ferrell, President and Chief Executive Officer, said, “Our focus on credit quality and ongoing cost controls have contributed to our stronger earnings performance. We are pleased to see total asset and deposit growth signaling continued strengthening of the general economy.  The flat loan demand in 2010 stemmed from the economic and political uncertainty by our commercial customers, particularly as it regarded their taxation, health care, and other expenses. As these uncertainties become clearer, we are seeing new lending activity, and are optimistic that loan demand will increase in 2011.”

Non-performing assets were $5.5 million or 0.92% of total assets at December 31, 2010, compared to $7.1 million or 1.24% as of December 31, 2009. Included within non-performing assets were $552,000 of pooled trust preferred securities at December 31, 2010 and $1.1 million at December 31, 2009, both at fair value.  Loan charge-offs, net of recoveries, increased from $1.01 million in 2009 to $1.25 million in 2010. As a result, the provision for loan losses was $2.1 million for the year ended December 31, 2010, compared to $1.7 million for 2009.

The company recognized $1.4 million of impairment losses in 2010 compared to $772,000 in 2009 due to its investment in pooled trust preferred securities.   The trust preferred securities are collateralized by the interest and principal payments made on trust preferred capital offerings by a geographically diversified pool of 228 different financial institutions located throughout the United States. When purchased in 2003 and 2004, these securities were rated AA by Moody’s. Since 2008, over one-third of the financial institutions have deferred and/or defaulted on making their quarterly interest payments.

“By careful management we’ve been able to bring total non-performing assets under better control, lowering them from a 2010 peak of $7.3 million as late as March 2010,” Ferrell said.  “We are cautious about predicting the performance of our trust preferred investments in other banks.  The market appears to be improving; however, we expect payment deferrals will continue into 2011.  Our hope is the rate of deferrals and defaults will decrease, and a portion of the deferred banks will return to a paying status over time.”

Fauquier Bankshares’ regulatory capital ratios continue to be deemed “Well Capitalized,” the highest category assigned by the Federal Reserve Bank of Richmond. At December 31, 2010, the Company’s leverage ratio, an important indicator of financial health, was 8.55%, compared with 8.68% one year earlier. The company’s tier 1 and total risk-based ratios were 11.30% and 12.55%, respectively, at December 31, 2010, compared with 10.97% and 12.21% at December 31, 2009.  The minimum capital ratios to be considered “Well Capitalized” by the Federal Reserve are 5.00% for the leverage ratio, 6.00% for the tier 1 risk-based ratio, and 10.00% for the total risk-based ratio.

Return on average assets was 0.57% and return on average equity was 7.78% for the fourth quarter of 2010, compared with 0.58% and 7.55%, respectively, for the fourth quarter of 2009.  For the year ended December 31, 2010, Fauquier Bankshares' return on average assets was 0.63% and return on average equity was 8.34%, compared with 0.64% and 8.08%, respectively, for 2009.

At December 31, 2010, Fauquier Bankshares’ Wealth Management Services division income was $1.5 million compared to $1.1 million a year earlier, an increase of 30.5%. Assets under management were $312.8 million at December 31, 2010. Mr. Ferrell commented, “Our growth in wealth management revenues is a testament to our commitment to be the primary provider of these services, which include estate planning, retirement planning, IRA and 529 savings and roll-overs as well as asset management and brokerage services."

Noninterest expenses were $20.1 million for 2010, compared to $19.4 million in 2009, an increase of 3.6%, due to the impact of a full year of expenses incurred since the opening of the Bristow branch in July 2009 and the Haymarket branch in December 2009.

Fauquier Bankshares and The Fauquier Bank had combined assets of $598.0 million and total shareholders' equity of $44.1 million at December 31, 2010.  The Fauquier Bank is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, commercial, retail, insurance, wealth management, and financial planning services through ten banking offices throughout Fauquier and Prince William Counties in Virginia.  Fauquier Bankshares' stock price closed at $13.15 per share on January 31, 2011.

Additional information, including a more extensive investor presentation with comparisons of the company’s performance to peer institutions is available at http://investor.fauquierbank.com/CorporateProfile.aspx?iid=1017981 or by calling Investor Relations at (800) 638-3798.

This news release may contain "forward-looking statements" as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

SOURCE:  Fauquier Bankshares, Inc.  (FBSS)

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
	For the Quarter Ended,
(Dollars in thousands, except per share data)	Dec. 31, 2010	Sept. 30, 2010	Jun. 30, 2010	Mar. 31, 2010	Dec. 31, 2009

EARNINGS STATEMENT DATA:
Interest income	$ 7,030	$ 7,128	$ 7,105	$ 7,068	$ 7,273
Interest expense	1,445	1,562	1,550	1,568	1,591
Net interest income	5,585	5,566	5,555	5,500	5,682
Provision for loan losses	625	700	375	375	790

Net interest income after provision for loan losses	4,960	4,866	5,180	5,125	4,892
Noninterest income	1,495	1,480	1,349	1,244	1,290
Securities gains (losses)	(437)	(37)	(2)	(387)	(360)
Noninterest expense	4,993	4,989	5,161	4,934	4,788
Income before income taxes	1,025	1,320	1,366	1,048	1,034
Income taxes	155	338	355	244	219
Net income	$ 870	$ 982	$ 1,011	$ 804	$ 815
PER SHARE DATA:
Net income per share, basic	$ 0.24	$ 0.27	$ 0.28	$ 0.22	$ 0.22
Net income per share, diluted	$ 0.24	$ 0.27	$ 0.28	$ 0.22	$ 0.23
Cash dividends	$ 0.12	$ 0.20	$ 0.20	$ 0.20	$ 0.20
Average basic shares outstanding	3,636,758	3,636,638	3,631,411	3,602,776	3,597,909
Average diluted shares outstanding	3,652,631	3,653,598	3,648,354	3,618,132	3,608,680
Book value at period end	$ 12.13	$ 12.13	$ 12.07	$ 11.97	$ 11.86
BALANCE SHEET DATA:
Total assets	$ 598,040	$ 624,353	$ 586,357	$ 570,595	$ 568,482
Loans, net	460,442	459,785	462,730	467,430	462,784
Investment securities	49,926	50,501	45,346	40,748	40,467
Deposits	520,056	545,323	492,826	467,796	465,987
Transaction accounts (Demand and NOW Accounts)	211,468	233,790	175,539	165,643	151,865
Shareholders' equity	44,106	44,109	43,874	43,342	42,639
PERFORMANCE RATIOS:
Net interest margin(1)	3.96%	4.14%	4.16%	4.33%	4.40%
Return on average assets	0.57%	0.66%	0.69%	0.58%	0.58%
Return on average equity	7.78%	8.77%	9.28%	7.48%	7.55%
Efficiency ratio(2)	73.34%	69.53%	73.03%	75.64%	70.61%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company’s net yield on its earning assets.
(2)	Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except per share data)	Dec. 31, 2010	Sept. 30, 2010	Jun. 30, 2010	Mar. 31, 2010	Dec. 31, 2009
ASSET QUALITY RATIOS:
Nonperforming loans	$ 2,109	$ 2,070	$ 2,479	$ 3,420	$ 3,410
Other real estate owned	2,821	2,821	2,412	2,029	2,480
Foreclosed property	21	21	11	61	54
Nonperforming corporate bonds, at fair value	552	1,333	1,636	1,828	1,126
Total nonperforming assets	$ 5,503	$ 6,245	$ 6,538	$ 7,338	$ 7,070

Nonperforming loans to total loans, period end	0.45%	0.44%	0.53%	0.72%	0.73%
Nonperforming loans, other real estate owned and other repossessed assets as percentage of total loans, other real estate owned and other repossessed assets, period end	1.05%	1.06%	1.05%	1.16%	1.26%
Nonperforming assets to period end total assets	0.92%	1.00%	1.12%	1.29%	1.24%

Allowance for loan losses	$ 6,307	$ 5,731	$ 5,397	$ 5,470	$ 5,482
Allowance for loan losses to period end loans	1.35%	1.23%	1.15%	1.16%	1.17%
Allowance for loan losses as percentage of nonperforming loans, period end	299.10%	276.84%	217.71%	159.83%	160.76%
Allowance for loan losses as percentage of nonperforming loans, other real estate owned and other repossessed assets, period end	127.41%	116.67%	110.10%	99.23%	92.88%
Net loan charge-offs for the quarter	$ 48	$ 367	$ 447	$ 387	$ 529
Net loan charge-offs to average loans	0.01%	0.08%	0.10%	0.08%	0.11%

CAPITAL RATIOS:
Tier 1 leverage ratio	8.55%	8.51%	8.42%	8.66%	8.68%
Tier 1 risk-based capital ratio	11.30%	11.25%	11.26%	10.91%	10.97%
Total risk-based capital ratio	12.55%	12.50%	12.49%	12.12%	12.21%
Tangible equity to total assets	7.38%	7.06%	7.48%	7.60%	7.50%

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
	For the Twelve Month Period Ended,
	Dec. 31, 2010	Dec. 31, 2009
EARNINGS STATEMENT DATA:
Interest income	$ 28,330	$ 28,074
Interest expense	6,124	6,799
Net interest income	22,206	21,275
Provision for loan losses	2,075	1,710

Net interest income after provision for loan losses	20,131	19,565
Noninterest income	5,568	5,153
Securities gains (losses)	(863)	(772)
Noninterest expense	20,076	19,373
Income before income taxes	4,760	4,573
Income taxes	1,093	1,156
Net income	$ 3,667	$ 3,417
.
PER SHARE DATA:
Net income per share, basic	$ 1.01	$ 0.95
Net income per share, diluted	$ 1.01	$ 0.95
Cash dividends	$ 0.72	$ 0.80
Average basic shares outstanding	3,627,016	3,593,337
Average diluted shares outstanding	3,643,109	3,602,831

PERFORMANCE RATIOS:
Net interest margin(1)	4.14%	4.30%
Return on average assets	0.63%	0.64%
Return on average equity	8.34%	8.08%
Efficiency ratio(2)	72.81%	73.88%

Net loan charge-offs	$ 1,250	$ 1,008
Net loan charge-offs to average loans	0.27%	0.22%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company’s net yield on its earning assets.
(2)	Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.